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Exhibit 10.1

RETIREMENT AGREEMENT

        THIS RETIREMENT AGREEMENT (the "Agreement") is made as of this 19th day of September, 2003, by and among Christopher B. Galvin (the "Executive") and Motorola Inc. (the "Company").

WITNESSETH:

        WHEREAS, the Executive has been employed by the Company as its Chief Executive Officer and as Chairman of its Board of Directors (the "Board") (collectively, "CEO"); and

        WHEREAS, the Executive and the Company wish to provide for an orderly transition of the CEO and Chairman positions.

        NOW, THEREFORE, the parties agree as follows:

        1.    Retirement Arrangements.    In order to facilitate an orderly transition of the Chairman and CEO positions at the Company, Executive will resign from his position as Chairman and CEO upon the election by the Board of his successor, or earlier if requested by the Board. Executive will retire from the Company at the end of the consulting period described in paragraph 6 ("Retirement").

        2.    Base Salary.    While Executive remains the CEO, he will continue to be paid an annual base salary of $1,400,000, payable in accordance with the Company's standard payroll procedures.

        3.    Bonus Plans.    While Executive remains the CEO, he will continue to participate in the Company's annual and long-term cash bonus and incentive plans at his current levels. Upon his resignation as CEO, Executive will be entitled to receive all unpaid bonuses and incentives for prior performance periods and the equivalent of a pro-rata annual and, if applicable, the equivalent of a long-term incentive for the year (or other performance period) of his resignation as CEO, based on actual Company performance in accordance with formulas established in the plans as overseen by the Compensation and Leadership Committee. The equivalent pro-rata bonus and incentives will be payable when such bonus and incentives are paid to senior executives of the Company.

        4.    Equity Plans.    Upon Executive's Retirement, Executive will become fully vested in any unvested stock option, restricted stock and other equity awards and will be deemed retiree eligible for purposes of post-termination exercisability of options under such plans, according to the terms of the applicable award document for each grant.

        5.    Benefits and Perquisites.    While Executive remains the CEO, he will continue to participate in the Company's benefit plans, and the applicable perquisites and security programs at his current levels. Upon his resignation as CEO, the Company will continue to provide Executive with medical, dental and vision benefits at active employee rates for twenty-four (24) months after such date, and thereafter, Executive will be eligible for the retiree medical plan available to retired senior executives of the Company. In addition, Executive will receive office and secretarial support for two (2) years following his resignation as CEO. The Company will pay Executive's professional fees incurred to prepare this Agreement.

        The following are the applicable perquisites and security programs: (a) use of the Company-owned aircraft remains unchanged while Executive remains CEO and thereafter until retirement for Company business; (b) use of a Company-owned car and driver remains unchanged while Executive remains CEO and thereafter the car will be transferred to Executive; (c) use of the Company-provided home security system remains unchanged while Executive remains CEO and thereafter the system will be transferred to Executive and Executive will be responsible for the cost of monitoring; (d) participation in the executive financial planning and tax preparation program will continue until two (2) years following Executive's resignation as CEO; and (e) computer support will continue until two (2) years following Executive's resignation as CEO.

        Except as explicitly provided in this Agreement, the effect of Executive's resignation as CEO, Retirement and this Agreement upon his participation in, or coverage under, any of the Company's benefit or compensation plans, including but not limited to the Motorola Elected Officers Supplemental Retirement Plan, the Motorola Elected Officers Life Insurance Plan, the Motorola Management Deferred Compensation Plan, the Motorola Financial Planning Program, any applicable stock option plan and any restricted stock agreements shall be governed by the terms of those plans and agreements.

        6.    Consulting Arrangements.    Upon Executive's resignation as CEO, he will provide consulting services to the Company for two (2) years. During the two-year period, he will be available to provide general advice to the then CEO and to the Board as they may reasonably request, consistent with Executive's other commitments. The annual consulting fee payable to the Executive will be equal to his annual base salary described in paragraph 2 above, payable in accordance with the Company's standard payroll procedures, plus the average of his annual bonuses for the last three (3) full fiscal years prior to his resignation as CEO, payable in a lump sum during the last month of each year of his consulting period.

        7.    Retirement Plans.    The period of time during which Executive is providing consulting services pursuant to paragraph 6 above will be credited to him for purposes of determining his benefit (both age and service) under the Company's supplemental retirement plan, subject to the terms of the plan.

        8.    Payment in the Event of Death.    In the event of the Executive's death after the effective date of this Agreement, his surviving spouse shall be paid any unpaid salary and bonus payments described in paragraphs 2 and 3 above, plus any unpaid consulting payments described in paragraph 6 above. If Executive dies before his retirement benefit under the supplemental retirement plan is paid or commences, his beneficiaries will be entitled to receive the lump sum actuarial equivalent of the retirement benefit that would have been payable under the plan to him at his 55th birthday had he survived to that date.

        9.    Indemnification.    Both before and after his resignation as CEO, the Company will continue to indemnify Executive, and he will continue to be insured under all policies of directors and officers liability insurance, to the fullest extent he is presently entitled to indemnification. Such indemnification and insurance coverage shall continue for so long as Executive may be subject to liability in connection with his service as an officer, director or consultant for the Company; provided, such insurance coverage may be terminated if the Company terminates coverage generally for all officers and directors. Both before and after his resignation as CEO, Executive will cooperate fully with the Company in any investigation, negotiation, litigation or other action arising out of transactions in which he was involved or of which he had knowledge during his employment at the Company. In the event such a matter arises, the Company will fully reimburse Executive for any reasonable expenses incurred by him.

        10.    No Disparagement.    The parties agree that they will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other, though each (in the Company's case, through representatives) may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

        11.    Non-Competition/No Solicitation/Protection of Proprietary Information.    Executive acknowledges that he has entered into certain Stock Option Agreements with the Company and that such agreements, including the non-competition provisions therein, continue in full force and effect according to their terms. For a period of two years following Executive's Retirement, Executive will not, without the written consent of the Company, recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company to terminate his/her employment with the Company and/or to seek employment with Executive's new or prospective employer, or any other company. Except as may be necessary for Executive to provide consulting services to the Company under paragraph 6, Executive further agrees to return to the Company upon his resignation as CEO all Company property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in his possession at all Company and non-Company locations, including but not limited to information stored electronically on computer hard drives or disks.

        12.    Breach of Agreement.    Executive agrees to repay to the Company all sums received from the Company under Paragraphs 2, 3 and 6 if he is finally determined by a court of competent jurisdiction to have committed a material breach of his obligations under this Agreement, or the Stock Option Agreements referenced in Paragraph 11. In addition, for all his vested options that were exercised within the three-year period prior to his Retirement or at any time following his Retirement, Executive will immediately pay to the Company an amount representing the difference between the option price and the price Executive paid at the time of exercise. In any dispute regarding compensation and benefits payable by the Company under this Agreement, in which Executive prevails on a material issue, the Company shall pay Executive his fees and costs relating to such dispute. Otherwise, each party will pay its own fees and costs.

        13.    Non-Admission/General Release.    Executive and the Company agree that, in exchange for the payments and other terms described above, the Company is not admitting to any wrongdoing or unlawful action in its dealing with Executive and Executive fully and completely releases the Company and holds it harmless from any and all legal claims of any type to date arising out of his employment, resignation as CEO, or the retirement of his employment from the Company, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran's status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. Executive understands that by signing this General Release he is not releasing any rights under this Agreement or to benefits he has under the Company's pension, profit sharing and welfare benefits plans, nor is he waiving any other claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination. Executive shall sign Attachment A within fourteen (14) days after he resigns as CEO. Signing and not revoking Attachment A is a condition of the consulting arrangement outlined in paragraph 6 above.

        14.    Conditions of Agreement.    Executive agrees that he has had sufficient time (at least 21 days) to consider this Agreement and has consulted with an attorney before signing below. This Agreement will not become effective or enforceable until seven days after Executive signs it, during which time he can revoke it if he wishes, by delivering a signed revocation letter within the seven-day period to A. Peter Lawson, General Counsel, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196.

        15.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of Executive's executors, administrators, legal representatives, heirs and legatees and on the Company and its subsidiaries, affiliates, agents, employees, officers and their respective successors and assigns.

        16.    Governing Law.    This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Illinois.

        17.    Headings.    The headings of the paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

        18.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original, but all of which counterparts taken together, shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.

MOTOROLA, INC.
By:	/s/ GLENN A. GIENKO
CHRISTOPHER B. GALVIN
By:	/s/ CHRISTOPHER B. GALVIN

ATTACHMENT A

        In consideration for the promises made by the Company in the Retirement Agreement to which this is Attachment A, Executive fully and completely releases the Company and holds it harmless from any and all legal claims of any type to date arising out of his employment, resignation as CEO or the retirement of his employment from the Company, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran's status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. Executive understands by signing this General Release he is not releasing any rights under the Retirement Agreement, dated September 19, 2003 between the Executive and the Company or to benefits he has under the Company's pension, profit sharing and welfare benefits plans, nor is he waiving any other claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination. Executive further agrees that he has had sufficient time (at least 21 days) to consider the attached Retirement Agreement and that he consulted with an attorney before signing below. This Attachment A will not become effective or enforceable until seven days after Executive signs it, during which time he can revoke it if he wishes, by delivering a signed revocation letter within the seven-day period to A. Peter Lawson, General Counsel, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196.

Agreed to and accepted by:

/s/ CHRISTOPHER B. GALVIN CHRISTOPHER B. GALVIN

Date: September 26, 2003

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RETIREMENT AGREEMENT
ATTACHMENT A